Exhibit 2.1

Dated 6 August 2016

CRISPS HOLDINGS LIMITED

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THE MANAGEMENT SELLERS

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THE PURCHASER

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THE PURCHASER’S GUARANTOR

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

CRISPS TOPCO LIMITED

i

SCHEDULE 1 THE MANAGEMENT SELLERS	46

SCHEDULE 2 COMPLETION	47

Agreed Form documents

Announcement

Power of Attorney

Deed of Termination

Direction Letters

Institutional Director Resignation Letter

Lost certificate indemnity

Lock-Up Agreement

Amendment to the Registration Rights Agreement

Service Agreements

Business Plan

US Transfer Agreement

RSU Term Sheets

ii

THIS AGREEMENT is made on 6 August 2016 (the “Agreement”)

BETWEEN:

(1) CRISPS HOLDINGS LIMITED, a company incorporated under the laws of the Cayman Islands with registered number 279430, whose registered office is at Boundary Hall, Cricket Square, PO Box 1111, Grand Cayman KY11 – 1102, Cayman Islands (the “Institutional Seller”);

(2) THE PERSONS whose names and addresses are set out in Schedule 1 (each a “Management Seller” and together the “Management Sellers”);

(3) THUNDERBALL BIDCO LIMITED (registered number 10309824) whose registered office is at 20-22 Bedford Row, London, WC1R 4JS (the “Purchaser”); and

(4) SKINNYPOP POPCORN LLC, a Delaware limited liability company (the “Purchaser’s Guarantor”).

BACKGROUND:

(A) The Sellers have agreed to sell the Securities held by them and the Purchaser has agreed to purchase such Securities on the terms, and subject to the conditions, set out in this Agreement.

(B) The Purchaser’s Guarantor is willing to guarantee the obligations of the Purchaser under this Agreement.

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

“Amplify” means Amplify Snack Brands, Inc., an Affiliate of the Purchaser and the Purchaser’s Guarantor;

“A Ordinary Shares” means the A ordinary shares of £0.01 each in the share capital of the Company set out opposite the name of each Seller in column (7) of the Master Allocation Schedule;

“Affiliate” means (i) in relation to any person means any natural person or legal entity who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person or entity, and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means with respect to any other person or entity, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person or entity (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise); (ii) in relation to any Fund, any adviser, nominee, manager, administrator, trustee, general partner or limited partner to or of that Fund or to or of any group undertaking of that Fund or any investor in any of them; (iii) any co-investment scheme of such person or Fund referred to in (i) and (ii) or any group undertaking of that person or Fund any person holding shares under such scheme or entitled to the benefit of share under such scheme; and (iv) any employee, officer, director, partner or professional adviser of that person or Fund;

“Agent” means the agent of the lenders under the Existing Facilities from time to time;

“Agreed Form” means, in relation to any document, the form of that document which has been identified by or on behalf of the Institutional Seller, the Management Representative and the Purchaser with such changes as the Institutional Seller, the Management Representative and Purchaser may agree in writing before Completion;

“Allotment Allocation Loans” means the loans (not exceeding a principal amount of £47,256.12 in aggregate) to be advanced by the Company to David Milner, Joanne Jones, Michael Hedges, Stuart Telford, Janice Bennett and Brendan Harris to subscribe for 9,210 B Ordinary Shares to be issued by the Company;

“Announcement” means the press announcement concerning the Transaction in the Agreed Form;

“Anti-Trust Condition” means the FCO having cleared the proposed transaction. This condition precedent shall be deemed satisfied if:

(a) the FCO notifies the Purchaser and/or the Institutional Seller within the one-month period under Sec. 40 para. 1 clause 1 of the German Act Against Restraints of Competition (“GWB”) that the conditions for a prohibition according to Sec. 36 para. 1 GWB are not met;

(b) the FCO fails to notify the Purchaser and/or the Institutional Seller within the one-month period under Sec. 40 para. 1 clause 1 GWB that it has initiated an in-depth review (Hauptpruefverfahren) of the proposed transaction;

(c) the FCO clears the Transaction unconditionally or on conditions (it being understood that the Purchaser shall only be obliged to agree to conditions satisfactory to the Purchaser in its reasonable discretion) in the main proceedings (Hauptpruefverfahren); or

(d) the FCO fails to issue a decision in accordance with Sec. 40 para. 2 clause 1 GWB to the Purchaser and/or the Institutional Seller within the four-month period under Sec. 40 para. 2 clause 2 GWB.

“Articles of Association” means the articles of association of the Company;

“Associate” means, in relation to any person, a person who is connected with that person or a person in which that person and/or its connected persons beneficially owns or controls directly or indirectly, 20% or more of the voting rights or economic interest;

“Australian Acquisition” means the completion of the acquisition of the entire issued share capital of Yarra Valley Snack Foods Pty Limited by Tyrrells Crisps Holdings (Australia) Pty Limited pursuant to the share sale agreement dated 30 July 2015;

“B Ordinary Shares” means the B ordinary shares of £0.01 each in the share capital of the Company set out opposite the name of each Seller in column (8) of the Master Allocation Schedule;

“Bolt-on Transaction Costs” has the meaning given to it in paragraph (r) of the definition of Permitted Leakage;

“Books and Records” has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records (excluding software);

“Business Day” means a day (other than a Saturday or Sunday or public holiday) on which banks are generally open in London and New York for normal business;

“Business Plan” means the business plan of the Group in the Agreed Form;

“C Ordinary Shares” means the C ordinary shares of £250.00 each in the share capital of the Company set out opposite the name of each Seller in column (9) of the Master Allocation Schedule;

“Commitment Letter” means the commitment letter entered into between Jefferies Finance LLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA and Amplify dated on or about the date hereof (together with all exhibits thereto and as amended or otherwise modified from time to time); provided Amplify shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter, if such amendment, modification or waiver (i) would reduce the aggregate amount of the debt financing, (ii) would materially adversely affect the ability of Amplify to enforce its rights against the other parties to the Commitment Letter or any definitive agreements with respect to the debt financing, or (iii) would impose new or additional conditions or otherwise amend, modify or expand any of the conditions to the receipt of the debt financing; provided, further, nothing herein shall prevent Amplify from amending the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or other similar entities who had not executed the Commitment Letter as of the date of this Agreement;

“Company” means Crisps Topco Limited, a company incorporated in England and Wales with registered number 08609893;

“Completion” means completion of the sale and purchase of the Securities in accordance with this Agreement;

“Completion Date” means the date on which Completion occurs;

“Confidentiality Agreement” means the confidentiality agreement entered into between Amplify and Investcorp Securities Limited dated 30 May 2016;

“Consideration” has the meaning set out in clause 3.1;

“Data Room” has the meaning given to it in the Management Warranty Deed;

“Deed of Termination” means the deed of termination in the Agreed Form in relation to the termination of the Investment Agreement;

“Deferred Shares” means (i) the deferred share of £1.00 in the share capital of the Company and (ii) the deferred shares of £0.01 each in the share capital of the Company, in each case as set out opposite the name of the Sellers in columns (10) and (11) of the Master Allocation Schedule;

“Deferral Process” means the redesignation of 177,425 A Ordinary Shares into Deferred Shares in accordance with Article 8 of the Articles of Association;

“Direction Letters” means the letters in the Agreed Form addressed to the Purchaser in respect of the application of certain of the Consideration due in repayment of the Manager Loans and the Investor Loan;

“Disclosed” has the meaning given to it in the Management Warranty Deed;

“Disclosure Letter” means the disclosure letter dated on or about the date of this Agreement in connection with the Management Warranty Deed;

“Electronic Communication” means an electronic communication as defined in the Electronic Communications Act 2000;

“Emergency Situation” means a situation which (i) is an emergency or disaster, and (ii) has or could reasonably be expected to have a material adverse effect on the Group;

“Employee” means an individual who has entered into or works under a contract of employment with any Group Company and also includes any director or other officer of any Group Company whether or not he has entered into or works or worked under a contract of employment with any Group Company;

“Encumbrance” means any interest or equity of any person or any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, restriction on transfer, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement, arrangement or obligation (including any conditional obligation) to create any of the foregoing;

“Exchange Rate” means in relation to any currency to be converted into or from British pound sterling on a particular day for the purposes of this Agreement, the spot rate of exchange (the closing mid-point) for that currency into or, as the case may be, from British pound sterling on the Business Day before such particular day as published in the London edition of The Financial Times first published thereafter or, where no such rate of exchange is published in respect of the Business Day before such particular day, at the rate quoted by www.oanda.com as at the close of business in London on such Business Day;

“Existing Facilities” means the Senior Facility Agreement and the Intercompany Loan Agreement;

“External Debt Repayment Amount” means all amounts due and owing to the Finance Parties (as defined in the Senior Facility Agreement) including all unpaid interest accruing to (and including) the date of Completion and all sums becoming due and payable on Completion, including any break costs, hedging termination costs, premium or similar payment and any fees payable to any advisers to the lenders under the Senior Facility Agreement in connection with such repayment;

“FCO” means the Federal Cartel Office of Germany;

“Final Master Allocation Schedule” means an updated version of the Master Allocation Schedule (the version of which is correct as at the date of Completion and has been signed by or on behalf of the Institutional Seller, the Management Representatives and the Purchaser for the purposes of identification on the date of Completion) prepared by the Institutional Seller (and agreed with the Management Representatives) which reflects the final breakdown of the Consideration between the Sellers as at Completion;

“Financing Sources” means the agents, arrangers, lenders and other entities that commit to provide or arrange or otherwise enter into agreements in connection with all or any portion of the debt financing, including parties to the Commitment Letter and to any credit agreement or other definitive documentation entered into in connection with the debt financing, together with their respective Affiliates and their respective successors and assigns;

“Fund” means any unit trust, investment trust, limited partnership, general partnership or their collective investment scheme or body corporate or other entity, in each case, the assets of which are managed professionally for investment purposes;

“German Acquisition” means the completion of the acquisition of the limited partnership interest in Aroma Snacks GmbH & Co KG and the entire registered share capital of Aroma Verwaltungs-GmbH by heptus 237. GmbH with Tyrrells Group Holdings Limited as guarantor pursuant to the sale and purchase agreement dated 22 December 2015;

“German Real Estate Filing” has the meaning given to it in clause 5.7;

“Government Authority” means any governmental or regulatory body (whether in the United Kingdom or otherwise);

“Group” means, together, the Company and the Subsidiaries;

“Group Companies” means the Company and the Subsidiaries and “Group Company” means any of them;

“holding company” has the meaning given in section 1159 of the Companies Act 2006;

“Institutional Directors” means Hazem Ben-Gacem and Carsten Hagenbucher;

“Institutional Seller’s Group” means, in relation to the Institutional Seller:

(a) any Affiliate of such Institutional Seller, or any fund managed and/or advised by any adviser or manager of such Institutional Seller and/or any of its Affiliates or any investor or potential investor in or director, employee or partner of any of them;

(b) any general partner, limited partner, trustee, nominee, operator, arranger of, manager of, or investment adviser to, such Institutional Seller or of or to any Affiliate of such Institutional Seller, or of or to any fund managed and/or advised by any investment adviser or manager of such Institutional Seller and/or any of its Affiliates;

(c) any scheme under which certain officers, employees or partners of the Institutional Seller, or of any of its investment advisers or managers, or of any Affiliates of such investment advisers or managers, are entitled (as individuals or through a body corporate or any other vehicle) to acquire shares in companies in which such Institutional Seller also invests, or any person holding shares or other interests under such a scheme or entitled to the benefits of shares or other interests under such a scheme; or

(d) any person or entity for whom such Institutional Seller holds Shares as trustee or nominee or in any other capacity whatsoever, but shall not include any portfolio company of (a) such Institutional Seller; (b) such Institutional Seller’s Affiliates; or (c) of any Fund managed by and/or advised by any investment adviser or manager of such Institutional Seller and/or any of its Affiliates;

“Institutional Seller’s Permitted Assignee” means, in relation to the Institutional Seller, any Affiliate of such Institutional Seller, or any fund managed and/or advised by any adviser or manager of such Institutional Seller and/or any of its Affiliates but shall not include any portfolio company of (a) such Institutional Seller; (b) such Institutional Seller’s Affiliates; or (c) of any Fund managed by and/or advised by any investment adviser or manager of such Institutional Seller and/or any of its Affiliates;

“Institutional Seller’s Solicitors” means Shearman & Sterling LLP of 9 Appold Street, London EC2A 2AP;

“Intercompany Loan Agreement” means the shareholder loan agreement dated 1 August 2013 between the Institutional Seller (as lender) and the Company (as borrower);

“Internal Debt Repayment Amount” means the sum of £2,000,000 together with all accrued by unpaid interest as at Completion (being the amount owing under the Intercompany Loan Agreement;

“Investment Agreement” means the investment agreement dated 1 August 2013 (as amended or adhered to from time to time) between, among others, the Company, the Institutional Seller and the Management Sellers, relating to the governance of the Company, to be terminated on Completion;

“Investor Loan” means the £107,401 loan (together with all accrued but unpaid interest as at Completion) advanced by the Company to the Institutional Seller;

“Investor Loan Notes” means the £81,359,096 in nominal amount of 12% unsecured subordinated loan notes due 2023 issued by Crisps Midco 2 Limited as set out opposite the name of the Institutional Seller in column (1) of the Master Allocation Schedule;

“Leakage” means:

(a) any dividend or distribution (in cash or in kind) declared, paid or made (whether actual or deemed) by or on behalf of a Group Company to any Seller or any of their Related Persons;

(b) any management, service or other charge, fee or other compensation or payments made (or future benefits granted) (including, for the avoidance of doubt, any payments in respect of the Loan Notes or under the Intercompany Loan Agreement) to or for the benefit of (or liabilities assumed, indemnified, guaranteed, secured, discharged or incurred for the benefit of) any Seller or any of their Related Persons by or on behalf of any Group Company;

(c) any share capital, loan capital or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital or any interest thereon by or on behalf of any Group Company to, or for the benefit of, any Seller or any of their Related Persons;

(d) the waiver, deferral, release or discount by or on behalf of any Group Company of any amount, liability or obligation or claim owed to such Group Company by any Seller or any of their Related Persons;

(e) the purchase by or on behalf of any Group Company from any Seller, or any of their Related Persons, of any assets (or interest in an asset), rights or other benefits;

(f) the transfer or gift by or on behalf of any Group Company to any Seller or any of their Related Persons of any assets (or interest in an asset), rights or other benefits;

(g) any change to the terms of the borrowings between any Group Company and any Seller or any of their Related Persons;

(h) any fees, costs, expenses and other payments (together with any applicable VAT or other Tax) incurred or paid by any Group Company in connection with the German Acquisition and the Australian Acquisition;

(i) any transaction between, on the one hand, any Group Company and, on the other hand, any Seller or any of their Related Persons other than on an arm’s length basis;

(j) the creation of any Encumbrance in favour of any Seller or any of their Related Persons over any interest in any assets (or interest in an asset), rights or other benefits of any Group Company;

(k) any payment by or on behalf of a Group Company of, or obligation on or on behalf of a Group Company to pay or incur, any costs, professional fees, expenses or success, loyalty, transaction, retention or sale bonuses to any person (including, but not limited to, any consulting, advisory, management fee, finder’s fee or other fees or commission) in connection with the transactions contemplated by this agreement or as result of Completion or any disposal of the Securities;

(l) any agreement or arrangement made or entered into by or on behalf of any Group Company to do or give effect to any matter referred to in (a) to (k) above; or

(m) any Tax payable by any Group Company as a consequence of or in connection with any matter referred to in (a) to (l) above, but does not include any Permitted Leakage;

“Leaver Loans” means the loans of £23,089.31 advanced by the Company to the Institutional Seller in relation to the acquisition of B Ordinary Shares from various former employees of the Group;

“Loan Note Cash Consideration” means the aggregate cash amount payable upon the sale of all the Investor Loan Notes (principal and accrued but unpaid interest at the date of Completion) held by the Sellers;

“Loan Note Redemption Amount” means the aggregate cash amount payable upon the redemption of all the Management Loan Notes (principal and accrued but unpaid interest at the date of Completion) held by the Management Sellers;

“Loan Notes” means the Investor Loan Notes and the Management Loan Notes;

“Locked Box Date” means 1 April 2016;

“Lock-Up Agreement” means a “lock-up” agreement in the Agreed Form;

“Long Stop Date” means the date falling three months after (and excluding) the date of this Agreement;

“managed” means a bona fide relationship of management where the relevant managing person or entity is bona fide primarily responsible for the investment decisions made for the fund, trust or company or with respect to the managed party’s holding of investor instruments, regardless of whether the relationship is characterised by the managing person or entity and the managed party as a relationship of investment manager, investment adviser, trustee or agent and fund manager and managing shall be construed accordingly;

“Management Loan Notes” means the £5,518,852.43 in nominal amount of 12% unsecured subordinated loan notes due 2023 issued by Crisps Midco 2 Limited as set out opposite the name of the Management Sellers in column (4) of the Master Allocation Schedule;

“Management Representatives” means David Milner and Joanne Jones or such other persons as may be appointed in accordance with clause 23 and “Management Representative” shall be construed accordingly;

“Management Warranties” means those warranties given by the Warrantors (as defined in the Management Warranty Deed) as set out in the Management Warranty Deed;

“Management Warranty Deed” means the deed dated on or about the date of this Agreement setting out the Management Warranties and limitations thereon;

“Management Sellers’ Solicitors” means Travers Smith LLP of 10 Snow Hill, London EC1A 2AL;

“Manager Loans” means the director loans (together with all accrued but unpaid interest thereon) between (i) certain Management Sellers and the Company and (ii) one Management Seller and TPCL (including, for the avoidance of doubt, the Allotment Allocation Loans, the Transfer Allocation Loans and the Leaver Loans);

“Master Allocation Schedule” means the schedule (the version of which correct as at the date of this Agreement and has been signed by or on behalf of the Institutional Seller, the Management Representatives and the Purchaser for the purposes of identification on the date of this Agreement) setting out, among other things, details of the holdings of Securities of the Sellers as they will be immediately prior to Completion and their respective entitlement to the Consideration;

“Permitted Leakage” means:

(a) any fees (including monitoring fees) paid or agreed to be paid or payable to the Institutional Seller or any member of an Institutional Seller’s Group (up to a maximum amount of £100,000 (including any VAT thereon));

(b) in relation to the Management Sellers: (i) the payments of base salary; (ii) the payments of accrued bonuses; (iii) the reimbursement of reasonable expenses properly incurred in the ordinary course of employment in accordance with past practice over the last twelve month period; and (iv) the provision of all other emoluments, bonuses, commissions, pensions and benefits, in each case, in accordance with the terms of their respective service contracts or the Group’s policies that have been Disclosed to the Purchaser prior to the date of this Agreement (up to a maximum amount of £3,000,000 in aggregate), and in each case, excluding any payments connected with the Transaction;

(c) any accrual of interest on the Loan Notes in accordance with their terms;

(d) any accrual of interest on the Manager Loans and the Investor Loan in accordance with their terms;

(e) the payment of the Sellers’ Transaction Expenses to the extent deducted from the Share Cash Consideration at Completion;

(f) the Transfer Allocation Loans, only to the extent they have been repaid on Completion;

(g) the Allotment Allocation Loans, only to the extent they have been repaid on Completion;

(h) the Leaver Loans, only to the extent they have been repaid on Completion;

(i) the Reserved Share Allocation;

(j) the Deferral Process;

(k) the payment to Peter Thornton the sum of £227,861.15 in respect of the acquisition of his A Ordinary Shares, B Ordinary Shares and Management Loan Notes upon his departure from the business;

(l) any payments made in connection with the German Real Estate Filing (subject to any professional fees, costs and expenses in relation to the German Real Estate Filing not exceeding £5,000);

(m) any payments made (in an amount not exceeding €1,798,000 in aggregate) to Aroma Snacks & Co KG and Jochen Krumm in respect of liabilities related to silent partnerships and penalties, grant repayments and outlet closures in connection with the German Acquisition;

(n) payment of deferred consideration in respect of the Australian Acquisition to Andrew Blain of an amount not exceeding AU$4,900,000;

(o) payment of deferred consideration in respect of the German Acquisition to Jochen Krumm of an amount not exceeding €2,000,000;

(p) payments of any fees, costs and expenses in connection with the Australian Acquisition and the German Acquisition not exceeding AU$50,000 and €200,000 (respectively) (the “Bolt-on Transaction Costs”);

(q) any Leakage fully reimbursed to any Group Company by or on behalf of a Seller of any of its Related Persons before Completion;

(r) any payment made or matter undertaken at the written request of the Purchaser and acknowledged in writing by the Purchaser as Permitted Leakage; and

(s) any Tax payable by any Group Company in connection with any of (a) to (r) above;

“Purchaser’s Group” means the Purchaser and its Affiliates or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Purchaser or a subsidiary undertaking of a parent undertaking of the Purchaser and includes each Group Company after Completion;

“Purchaser’s Solicitors” means Goodwin Procter (UK) LLP of Tower 42, 25 Old Broad Street, London EC2N 1HQ;

“Related Persons” means:

(a) in the case of a person which is a body corporate and/or a Fund, (i) any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking, (ii) any trustee or nominee acting on its behalf, in each case, from time to time, (iii) any Affiliate of that person or (iv) any Associate of that person; and

(b) in the case of a person which is an individual, (i) any spouse, sibling and/or their respective lineal descendants by blood or adoption, (ii) any person or person acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor, (iii) any body corporate controlled by that person, (iv) any other person acting for or on behalf of that person or (v) an Associate of that person, but provided always that, for the purposes of this Agreement, (i) no member of the Group shall be or shall be deemed to be a “Related Person” of any Seller and (ii) no Seller shall be deemed to be a “Related Person” of any other Seller solely as a result of them being holders of shares in the capital of the Company.

“Reserved Share Allocation” means:

(a) the transfer of the legal and/or beneficial interest in 4,500 B Ordinary Shares from the Institutional Seller to the Management Sellers; and

(b) the issue and allotment of 9,210 B Ordinary Shares to the Management Sellers;

“Rollover Loan Notes” means the unsecured loan notes in the Purchaser to be issued to the Rollover Managers pursuant to the terms of an instrument to be agreed between the Management Representatives and the Purchaser prior to Completion, as set out in Clause 3.2 of this Agreement;

“Rollover Managers” means David Milner, Joanne Jones, Michael Hedges, Stuart Telford and Janice Bennett;

“RSU Term Sheets” means the term sheets in the Agreed Form setting out, amongst other things, the number of restricted stock units awarded by and in the capital of Amplify subject to the terms set out therein and the terms of the restricted stock award agreements in the Agreed Form, subject always to any amendments required to such documents to ensure compliance with applicable local laws;

“Securities” means the Shares and the Investor Loan Notes;

“Securities Act” has the meaning given to it in clause 8.3(d);

“Sellers” means the Institutional Seller and the Management Sellers;

“Sellers’ Transaction Expenses” means the bona fide fees, costs, expenses and other payments (together with any VAT or other Tax) payable by a Group Company in connection with the Transaction;

“Sellers’ Transaction Expenses Amount” means an amount equal to the aggregate of the Sellers’ Transaction Expenses;

“Sellers’ Warranties” means the statements set out in clause 8.1, and “Sellers’ Warranty” means one of them;

“Senior Employee” has the meaning given to it in the Management Warranty Deed;

“Senior Facility Agreement” means the senior facility agreement dated 1 August 2013 between, amongst others, Crisps Midco 1 Limited, Crisps Bidco Limited and Lloyds Bank Plc (as agent, security agent, arranger and lender) (as amended and restated on 18 November 2015 and as further amended on 15 March 2016 and 21 June 2016);

“Share Cash Consideration” means an amount equal to the aggregate of:

(i) £243,306,205.29; plus

(ii) £12,136.87, being an amount paid to the Company by Janice Bennett in relation to the Reserved Share Allocation; plus

(iii) an amount equal to the aggregate of the Manager Loans and the Investor Loan (excluding the Leaver Loans, the Allotment Allocation Loans and the Transfer Allocation Loans); less

(iv) Internal Debt Repayment Amount; less

(v) Bolt-on Transaction Costs; less

(vi) Sellers’ Transaction Expenses Amount; less

(vii) £227,861.15, being an amount equal to the amount of Permitted Leakage of paragraph (k) of that definition; less

(viii) Loan Note Cash Consideration; less

(ix) Loan Note Redemption Amount; less

(x) £22,000,000, being the aggregate value as at the date of this Agreement of the Share Equity Consideration and the shares in respect of which the Rollover Loan Notes will be issued under this Agreement;

“Share Consideration” means the Share Cash Consideration and the Share Equity Consideration and the Rollover Loan Notes;

“Share Equity Consideration” means 1,870,945 shares of common stock of Amplify (which number, for the avoidance of doubt, does not include the shares which the Rollover Managers would receive as a result of the rollover process set out in clause 3.2);

“Shares” means the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares and the Deferred Shares, being the entire share capital of the Company;

“Subsidiaries” means all of the subsidiaries of the Company, and “Subsidiary” means any of them;

“subsidiary” has the meaning given in section 1159 of the Companies Act 2006;

“Tax” means any tax, and any duty, contribution, impost, levy or charge in the nature of tax, and any fine, penalty, surcharge or interest connected therewith, including (without prejudice to the foregoing) corporation tax, advance corporation tax, income tax (including tax falling to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs excise and import duties, stamp duty, stamp duty reserve tax, stamp duty land tax, insurance premium tax, air passenger duty, landfill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy or tonnage tax;

“Tax Authority” means any Tax or other authority (whether within or outside the United Kingdom) which is competent to assess, administer or collect Tax;

“Tax Claim” means a Tax Deed Claim and/or a Tax Warranty Claim;

“Tax Deed” means the tax deed of covenant to be entered into on or around the date of this Agreement and effective as at Completion;

“Tax Deed Claim” means a claim under the Tax Deed;

“Tax Statute” means any statute, statutory instrument, decree, order, enactment, law, directive or regulation providing for or imposing any Tax;

“Tax Warranty Claim” means a claim for a breach of any of the Tax Warranties;

“TPCL” means Tyrrells Potato Crisps Limited, a company incorporated in England and Wales with registered number 04339626;

“Transaction” means the proposed acquisition of the Securities by the Purchaser pursuant to this Agreement and the other matters contemplated by the Transaction Documents;

“Transaction Documents” means this Agreement, the Management Warranty Deed, the Tax Deed, the Disclosure Letter and any other document entered into or to be entered into pursuant to this Agreement;

“Transfer Allocation Loans” means the loans (not exceeding a principal amount of £23,209.31 in aggregate) to be advanced by the Company to certain Management Sellers to acquire 4,500 B Ordinary Shares from the Institutional Seller, of which the sum of £23,209.31 shall be paid to the Company in accordance with the Transfer Payment Direction Letter;

“Transfer Payment Direction Letter” means the letter from the Institutional Seller directing certain Management Sellers to pay the consideration for the transfer of the 4,500 B Ordinary Shares to certain Management Sellers to the Company in full and final settlement of the Leaver Loans; and

“US Transfer Agreement” means the agreement for the transfer of Tyrrells Inc. from Tyrrells Group Limited to Amplify in the Agreed Form.

1.2 In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a) that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this Agreement);

(b) any enactment which that enactment re-enacts (with or without modification); and

(c) any subordinate legislation (including regulations) made (before, on or after the date of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of any Seller under this Agreement.

1.3 In this Agreement:

(a) words denoting persons include bodies corporate and unincorporated associations of persons;

(b) references to an individual include his estate and personal representatives;

(c) subject to clause 18, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party;

(d) the words including and include shall mean including without limitation and include without limitation, respectively;

(e) any reference importing a gender includes the other genders;

(f) any reference to a time of day is to London time;

(g) any reference to £ is to British pounds sterling;

(h) any reference to writing includes typing, printing, lithography, photography, email and facsimile but excludes any other form of Electronic Communication;

(i) any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this Agreement or that document;

(j) a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of the Corporation Tax Act 2010;

(k) all covenants, warranties, representations, undertakings and indemnities given or made by any Sellers in this Agreement are given or made severally;

(l) any reference to a company includes any company, corporation or other body corporate wherever incorporated; and

(m) any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.

1.4 If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence.

1.5 The ejusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

1.6 A reference in this Agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the Transaction or the terms of this Agreement.

1.7 In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in this clause 1 apply throughout this Agreement, unless the contrary intention appears.

1.8 In this Agreement, unless the contrary intention appears, a reference to a clause, sub-clause or schedule is a reference to a clause, sub-clause or schedule of or to this Agreement. The schedules, and the recitals in the Background section, form part of this Agreement.

1.9 The headings in this Agreement do not affect its interpretation.

2. SALE AND PURCHASE

2.1 Each Seller shall sell, or procure the sale of, with full title guarantee and the Purchaser shall purchase the full legal and beneficial title to those Securities set out opposite the name of such Seller in column (1) and columns (7) to (11) (inclusive) of the Master Allocation Schedule, on the terms and conditions set out in this Agreement.

2.2 The Securities shall be sold free from all Encumbrances and together with all rights attaching to them including the right to receive all distributions and dividends declared, paid, made or accruing after Completion and all interest accruing or paid after Completion, on the terms and conditions set out in this Agreement.

2.3 The consideration for the sale of the Securities shall be determined in accordance with clause 3.

2.4 Each Seller irrevocably waives (and shall procure the irrevocable waiver by its nominee(s) of) all rights of pre-emption which it (or such nominee(s)) may have (whether under the Company’s constitutional documents or otherwise), including any rights created after the date of this Agreement and on or before Completion in respect of the transfer to the Purchaser or its nominee(s) of the Securities or any of them.

2.5 The Purchaser shall not be obliged to complete the sale or purchase of any of the Securities unless all of the Securities are sold and purchased simultaneously.

3. CONSIDERATION AND ROLLOVER

3.1 The consideration for the sale of the Securities payable to the Sellers (the “Consideration”) shall be an amount equal to the aggregate of:

(a) for the sale of the Shares, the Share Consideration; plus

(b) for the sale of the Investor Loan Notes, the Loan Note Cash Consideration.

3.2 The Rollover Loan Notes to be issued to each Rollover Manager as part of the Share Consideration shall have a par value equal to

A x B

where (i) A is the number of shares of common stock of Amplify to which the Rollover Manager would have been entitled had he elected to receive Share Equity Consideration (which, for the avoidance of doubt, such aggregate amount of Share Equity Consideration had the Rollover Managers elected to receive Share Equity Consideration rather than Rollover Loan Notes would have been 2,083,689 (as set out in column (17) of the Master Allocation Schedule)) rather than Rollover Loan Notes; and (ii) B is the market value per share of that common stock, based on the closing price of such stock on the Business Day before the Final Master Allocation Schedule is provided by the Institutional Seller in accordance with clause 6.2.

3.3 Any payment made by a Seller to the Purchaser under this Agreement and/or any other Transaction Document (whether as damages for breach, under a covenant to pay or otherwise) shall, to the extent possible, be deemed to reduce the consideration paid for the Securities sold by that Seller.

3.4 The Purchaser shall not have any liability for the allocation of the Consideration amongst the Sellers.

3.5 The parties agree that they will take all reasonably necessary steps and enter into all documentation (including, without limitation, elections under section 431 of the Income Tax (Earnings and Pensions Act 2003) required to effect a tax-efficient rollover of the Rollover Loan Notes (directly or indirectly) into shares in the common stock of Amplify immediately following Completion in such manner as is agreed between the parties.

3.6 The Management Sellers who are beneficiaries of the Allotment Allocation Loans, the Reserved Share Allocation and Transfer Allocation Loans shall indemnify the Purchaser (for itself and on behalf of the Company and each Subsidiary) against any liability to account for income tax or employee national insurance under the Pay-As-You-Earn scheme or otherwise, and, in any jurisdiction other than the United Kingdom, similar payroll Tax or social security payments or deductions arising in respect of the Allotment Allocation Loans, the Reserved Share Allocation and the Transfer Allocation Loans, and (without limiting the extent of the indemnity provided for by this clause 3.6) the Purchaser shall be entitled to deduct from the Cash Consideration payable to the Management Sellers any such Amounts and shall, to the extent of any such deduction, be treated as having satisfied its obligation to pay such amounts to the Management Sellers.

3.7 Andrew Blain may at any time prior to the date which is 2 Business Days prior to the date on which the Final Master Allocation Schedule is required to be delivered under clause 6.2, notify the Institutional Sellers and the Purchaser that he wishes to have his Loan Notes acquired and not redeemed. If he makes such a notification in accordance with this clause 3.7, the Purchaser shall at Completion acquire the Loan Notes set out opposite Andrew Blain’s name in column 4 of the Final Master Allocation Schedule and such Loan Notes shall be treated as Investor Loan Notes for the purposes of the definition of Loan Note Cash Consideration and shall be excluded from the definition of Management Loan Notes for the purposes of the definition of Loan Note Redemption Amount.

4. CONDITION PRECEDENT

The Anti-Trust Condition

The sale and purchase of the Securities is conditional upon the satisfaction of the Anti-Trust Condition.

Anti-Trust Condition Satisfaction

4.1 The Purchaser undertakes to use its reasonable endeavours to procure (so far as it is so able to procure) that the Anti-Trust Condition is fulfilled as soon as is practicable and in particular (and without prejudice to the generality of the foregoing) the Purchaser will:

(a) procure that, to the extent required, pre-notification discussions concerning the Transaction are commenced with the FCO as soon as reasonably practicable following the date of this Agreement and in any event within two Business Days of the date of this Agreement;

(b) procure the filing of the notification of the Transaction in a form reasonably acceptable to the Institutional Seller and the Management Representatives with the FCO as soon as reasonably practicable after the date of this Agreement and in any event within seven Business Days of the date of this Agreement or such longer period which is reasonably acceptable to the Institutional Seller and the Management Representatives;

(c) not enter into (and will procure that no member of the Purchaser’s Group enters into) any other agreement or arrangement where the effect of any such agreement or arrangement is likely to delay, impede or in any respect prejudice the fulfilment of the Anti-Trust Condition; and

(d) offer, accept and agree to any conditions, obligations, undertakings and/or modifications and take such other steps as, in each case and in the Purchaser’s reasonable discretion, are acceptable (which shall not, without the prior written approval of the Institutional Seller and the Management Representatives, include any amendment, variation or modification of the terms of this Agreement or any other Transaction Document) and that is required by the FCO or which is necessary in order to procure the satisfaction of the Anti-Trust Condition and allow Completion to occur prior to the Long Stop Date.

4.2 The Purchaser shall:

(a) promptly provide all information which is requested or required by the FCO;

(b) promptly notify the Institutional Seller and the Management Representatives (and their advisers) of any communication (whether written or oral) from the FCO (in each case, to the extent permitted by law or regulation);

(c) give the Institutional Seller and the Management Representatives (and their advisers) reasonable notice of all meetings with the FCO and give the Institutional Seller and the Management Representatives (and their advisers) reasonable opportunity to participate thereat (save to the extent that the FCO expressly requests that the Institutional Seller or the Management Representatives should not be present at the meeting or part or parts of the meeting);

(d) give the Institutional Seller and the Management Representatives (and their advisers) reasonable notice of all telephone calls with the FCO and give the Institutional Seller and the Management Representatives (and their advisers) reasonable opportunity to participate thereat (save to the extent that the FCO expressly requests that the Institutional Seller and the Management Representatives should not be present at the telephone call or part or parts of the telephone call), and, if so requested by the Institutional Seller or the Management Representatives, the Institutional Seller and the Management Representatives shall be provided with a written summary of any material information arising out of or any material communication made in connection with such telephone calls as soon as possible thereafter (save to the extent that the FCO expressly requests that the Institutional Seller and the Management Representatives should not be provided with such information); and

(e) provide the Institutional Seller and the Management Representatives (and their advisers) with final drafts of all written communications intended to be sent to the FCO, give the Institutional Seller and the Management Representatives a reasonable opportunity to comment thereon, not send such communications without the prior approval of the Institutional Seller and the Management Representatives (such approval not to be unreasonably withheld) and provide the Institutional Seller and the Management Representatives (and their advisers) with final copies of all such communications subject in each case to exclusion by the Purchaser of information that it reasonably considers to be confidential to it (provided that such confidential information is provided to the Institutional Seller’s Solicitors on an attorney only basis).

4.3 The Institutional Seller and the Management Representatives shall co-operate with the Purchaser in providing to the Purchaser such assistance as is reasonably necessary and it or he is able to provide (including, for the avoidance of doubt, attendance at meetings or on telephone calls with the relevant party or the FCO as is reasonably required by the Purchaser), and to provide to the FCO and/or the Purchaser’s Solicitors such information as may reasonably be necessary and it is able to provide to ensure that the Anti-Trust Condition is fulfilled as soon as is reasonably practicable.

4.4 Each Seller shall:

(a) not take or enter into (and will, in the case of the Institutional Seller, procure that no member of the Institutional Sellers’ Group takes or enters into) any action, agreement or arrangement which is likely to delay, impede or in any respect prejudice the fulfilment of the Anti-Trust Condition; and

(b) promptly notify the Purchaser (and its advisers) of any communication (whether written or oral) received from the FCO (in each case, to the extent permitted by law or regulation).

4.5 Each party shall bear its own costs in relation to any filings or notifications submitted pursuant to this clause 4.

Termination

4.6 If the Anti-Trust Condition is not satisfied on or before the Long Stop Date, or the Institutional Seller, the Management Representatives and the Purchaser agree in writing that it became incapable of satisfaction on or before the Long Stop Date this Agreement shall automatically terminate. If this Agreement terminates in accordance with this sub-clause:

(a) except for this clause 4.6, and clauses 1, 11, 14, 15, 19, 21.2 to 21.13, 22, 23, and 24, all the provisions of this Agreement shall lapse and cease to have effect; and

(b) neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

5. PRE-COMPLETION UNDERTAKINGS

5.1 Until Completion each Management Seller undertakes to the Purchaser that he shall, use his reasonable endeavours to the extent that he is legally permitted or entitled to do so by exercising his rights as a shareholder, director and/or employee of the Group (as applicable) and save to the extent expressly provided for in the Transaction Documents, procure that:

(a) the business of each Group Company is carried on in the ordinary course consistent with past practice and in accordance with applicable law so as to maintain such business as a going concern;

(b) subject to clause 5.4, no Group Company shall, without the prior written consent of the Purchaser (such consent not to be unreasonably conditioned, withheld or delayed):

(i) make any increase or reduction of its share or loan capital or grant any option to subscribe for or acquire or reorganise any of its share or loan capital (other than to another Group Company);

(ii) declare or pay any dividend or make any other distribution in respect of its profits, assets, or reserves or undertake any other return of capital (other than to another Group Company);

(iii) amend its constitutional documents or the instruments constituting the Loan Notes;

(iv) sell, transfer or dispose of, or grant any option to acquire, any part of its business, undertaking or any material asset owned by the Group having a net book value of more than £50,000;

(v) acquire or enter into a legally binding commitment to acquire (whether by purchase, subscription or otherwise) any material business;

(vi) grant any Encumbrance over any of its assets (other than charges arising by operation of law or in the ordinary course of trading);

(vii) make material change to its accounting policies or practices or change its accounting reference date;

(viii) other than in the ordinary course of trading enter into any partnership or joint venture with any person;

(ix) borrow any monies or incur any indebtedness or other liability other than (A) trade credit in the ordinary course of trading or (B) drawing down under the Existing Facilities in accordance with ordinary course drawdowns under the revolving credit facility or (C) entering into finance leases in the ordinary course;

(x) make any loan or give any credit other than in the ordinary course of business and consistent with past practice;

(xi) make any unbudgeted capital expenditure of greater than £50,000;

(xii) enter into or offer to enter into or terminate any contract to which the Group is a party (excluding those entered into by way of purchase order) with an annual revenue or expenditure exceeding £800,000;

(xiii) amend any contract to which the Group is a party (excluding those entered into by way of purchase order) where such variation would result in a change in annual revenue or expenditure exceeding £300,000;

(xiv) in relation to any of the Properties (as defined in the Management Warranty Deed):

(A) change its existing use;

(B) terminate or give a notice to terminate any lease; or

(C) materially vary terms of any lease.

(xv) materially amend, vary, waive, enter into, offer to enter into or terminate (or give notice to terminate) any terms of employment of a Senior Employee;

(xvi) enter into any agreement or understanding with any trade union, works council or other employee representative body;

(xvii) save as required by law, establish a new pension scheme for or in respect of any employee employed by a Group Company or amend, exercise a discretion which increases pension scheme liabilities or employer costs in relation to or discontinue (wholly or partly), any pension scheme applying to any employee employed by a Group Company;

(xviii) give any guarantee, indemnity to secure an obligation of a third party;

(xix) commence, settle or compromise, or waive any right in respect of any litigation or arbitration where the amount claimed is £100,000 or more or affects the reputation of any Group Company except for collection in the ordinary course of trading debts;

(xx) transfer, dispose of or grant any rights or licences under, or enter into any licensing or similar agreements or arrangements with respect to the Intellectual Property Rights (as defined in the Management Warranty Deed) other than (A) in the ordinary course of business and consistent with past practice or (B) the acquisition of licenses for off-the-shelf software;

(xxi) permit or suffer any of its insurance policies, or material permits or licences to lapse;

(xxii) make, change or revoke any Tax election, or settle or compromise any proceedings with respect to any Tax claim or assessment;

(xxiii) cease or propose to cease to carry on its business or be wound up or enter into any form of administration or other insolvency process;

(xxiv) do anything that involves, or leads, directly or indirectly, to a change of residence of a Group Company;

(xxv) do anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a liability to Tax under any anti-avoidance legislation or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(xxvi) do anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation, or reorganisation of share capital or loan capital, the creation, cancellation or repayment of any intra-group debt of any Group Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for Tax purposes;

(xxvii) agree to do any of the actions referred to in sub-clauses 5.1(b)(i) to 5.1(b)(xxvi) above.

5.2 The obligations on each Management Seller in clause 5.1 are given on a several basis only (and not on a joint or joint and several basis).

5.3 Subject to clause 5.4, until Completion the Institutional Seller undertakes to the Purchaser that it shall:

(a) not exercise its rights as a shareholder to approve, or fail to exercise any rights as a shareholder or any contractual rights of control (including, but not limited to, any veto rights pursuant to the Investment Agreement) to prevent; and

(b) procure that its Institutional Directors (subject to their fiduciary duties) shall not approve, or fail to exercise any rights as a director or any contractual rights of control (including, but not limited to, any veto rights pursuant to the Investment Agreement) to prevent, any of the actions or steps referred to in clause 5.1(a) or clause 5.1(b) without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed (save to the extent that such action is expressly provided for in the Transaction Documents).

5.4 Clauses 5.1 and 5.3 shall not operate to restrict or prevent:

(a) any action taken at the written request of the Purchaser or with its prior written approval;

(b) any action taken in accordance within any legally binding contract entered into by any Group Company prior to the date of this Agreement, details of which have been Disclosed in the Data Room;

(c) any act or conduct which a Management Seller or Institutional Director is required to take, or omit to take, in order to comply with his fiduciary duties in his capacity as a director of a Group Company;

(d) any act or conduct which any Seller or Group Company is required to take, or omit to take, as a result of, or in order to comply with, any applicable law or regulation of any applicable Government Authority;

(e) the Deferral Process;

(f) the Reserved Share Allocation (including the making of loans to the Management Sellers for the purpose of implementing the Reserved Share Allocation);

(g) the entering into new leases in respect of the properties numbered 1 and 3 in Schedule 5 to the Management Warranty Deed;

(h) any action taken that is (i) materially consistent with the Business Plan, provided that the aggregate capital expenditure budget set out therein is not exceeded or (ii) specifically provided for in the Business Plan;

(i) changing the accounting reference date of any of the Group Companies incorporated in Australia to bring them into line with the accounting reference date of the other Group Companies;

(j) the entering into of any co-manufacturing agreements in the ordinary course;

(k) replacing the insurance policies of any Group Company with under another insurance policy maintained by the Group where the level of coverage is no less comprehensive;

(l) the Company negotiating, finalising or otherwise taking action in respect of the advanced thin capitalisation agreement (ATCA) currently being negotiated between the Company and HM Revenue & Customs, provided that the Sellers shall consult with the Purchaser in good faith in relation to those matters; or

(m) any matter expressly contemplated or provided for in this Agreement or another Transaction Document.

5.5 Not less than three Business Days prior to Completion, the Institutional Seller shall provide the Purchaser with:

(a) a draft of the Final Master Allocation Schedule;

(b) a good faith estimate of the Internal Debt Repayment Amount;

(c) a good faith estimate of the External Debt Repayment Amount;

(d) a good faith estimate of the outstanding Manager Loans and Investor Loan; and

(e) a good faith estimate of the Sellers’ Transaction Expenses Amount.

5.6

(a) Each Management Seller who is a beneficiary of the Reserved Share Allocation shall pay, or procure the payment of, any stamp duty or stamp duty reserve tax or other Taxes (other than employer national insurance contributions or any equivalent tax in any other jurisdictions) in respect of the Reserved Share Allocation.

(b) Jochen Krumm agrees that he shall indemnify the Purchaser and any Group Company (on an after-tax basis) in respect of any Taxes for which they are liable in respect of the March 2016 share allocation to him.

(c) The Purchaser agrees that it will not make (and will procure that no Group Company makes) any voluntary disclosure to any tax authority in relation to the matters referred to in clause 5.6(b) unless (i) such disclosure is required by law or (ii) the making of such disclosure is agreed in writing by Jochen Krumm (such agreement not to be unreasonably withheld or delayed).

(d) In the event that either a voluntary disclosure is made under 5.6(c) or any tax authority takes any action or raises any assessment which may give rise to a liability under the indemnity in clause 5.6(b), the Purchaser shall consult with Jochen Krumm in good faith in relation to such disclosure, action or assessment and shall (at Jochen Krumm’s cost) take such action as Jochen Krumm may reasonably request (including, without limitation, commissioning a tax valuation of the shares where relevant and, if relevant, seeking to agree such valuation with the relevant tax authority) to seek to mitigate or eliminate Jochen Krumm’s liability under the indemnity in clause 5.6(b).

5.7 The Sellers shall promptly (and in any event within ten Business Days of the date of this Agreement) file a notification pursuant to section 19 of the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz) (the “German Real Estate Filing”) in valid form with the competent Tax Authority.

5.8 On and from the date of this Agreement, the Sellers undertake in their capacity as shareholders, directors, officers or employees in or of the Company or any member of the Group (as applicable) to the Purchaser to use all reasonable endeavours to:

(a) deliver to the Purchaser the audited historical financial statements of the Company as of and for the three year period ended March 31, 2016, prepared in accordance with IFRS as issued by the IASB and in accordance with Regulation S-X and Rule 3-05 promulgated thereunder and an opinion on such historical audited financial statements of KPMG LLP, the Company’s independent outside auditor;

(b) obtain:

(i) written confirmation from Costa Limited (in a form satisfactory to the Purchaser) that the assignment of intellectual property rights in the purchasing contract between TPCL and Costa Limited dated 1 March 2013 only applies to the extent the deliverables have been created specifically for Costa Limited and accordingly that the assignment of intellectual property rights clause does not apply to the products currently being supplied TPCL; and

(ii) written consent to the Transaction from the relevant lessor (in a form satisfactory to the Purchaser) under the following leases:

(A) rental agreement between Lecce Nominees Pty Ltd (as lessor) and Yarra Valley Snack Foods Pty Limited (as lessee) dated 1 October 2013 in respect of the premises located at 45 Industrial Park Drive, Lilydale, 3140; and

(B) rental agreement between Dasma Recycling Pty Ltd (as lessor) and Yarra Valley Snack Foods Pty Limited (as lessee) dated 15 January 2013 in respect of the premises located at 26 East Court Lilydale, 3140.

5.9 Each of the Sellers shall procure that in the period between the date of this Agreement and Completion the Group conducts all export transactions in accordance with applicable provisions of the United States export control laws and regulations, including the Export Administration Regulations and the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction.

5.10 The Purchaser shall use its all reasonable endeavours to procure that Amplify award to each of Andrew Blain and Jochen Krumm at Completion the number of restricted stock units set out in their respective RSU Term Sheet.

6. COMPLETION

6.1 Completion shall take place at the offices of the Institutional Seller’s Solicitors on the later of:

(a) the sixth Business Day after (and excluding) the date on which the Anti-Trust Condition is satisfied; and

(b) the first Business Day after (and excluding) the date on which the period of fifteen (15) consecutive business days from the date of receipt by Jefferies Finance LLC of the Required Bank Information (as defined in the Commitment Letter) in accordance with the terms of the Commitment Letter (the “Marketing Period”) is completed, provided that if the Marketing Period is not completed prior to 19 August 2016, it shall commence on 6 September 2016, or at such other location or time as may be agreed by the Institutional Seller, the Management Representatives and the Purchaser in writing.

6.2 The Institutional Seller shall (having agreed the same with the Management Representatives), on or before 2:00pm on the Business Day prior to Completion, provide the Purchaser with:

(a) the Final Master Allocation Schedule;

(b) the amount of the Internal Debt Repayment Amount;

(c) the amount of the External Debt Repayment Amount;

(d) the amount of the outstanding Manager Loans and the Investor Loan;

(e) the amount of the Sellers’ Transaction Expenses Amount; and

(f) the principal value of Rollover Loan Notes to be issued pursuant to clause 3.2.

6.3 At Completion:

(a) the Sellers shall observe and perform the provisions of Part 1 of Schedule 2 to the extent applicable to them; and

(b) the Purchaser shall observe and perform the provisions of Part 2 of Schedule 2.

6.4 All documents and items delivered at Completion pursuant to clause 6.3(a) and (b) and Schedule 2 shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place. Simultaneously with the:

(a) delivery of all documents and items required to be delivered at Completion in accordance with clauses 6.3(a) and (b) and Schedule 2 (or waiver of the delivery of it by the person entitled to receive the relevant document or item, or the Purchaser’s decision to proceed to Completion pursuant to clause 6.5(c)); and

(b) receipt of an electronic funds transfer to the bank account of the Institutional Seller’s Solicitors of the Consideration due to the Institutional Seller and the Management Sellers or the delivery of an undertaking to pay from the Purchaser’s Solicitors to the Institutional Seller’s Solicitors in a form reasonably satisfactory to the Institutional Seller’s Solicitors, the documents and items delivered in accordance with clauses 6.3(a) and (b) and Schedule 2 shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

6.5 If one or more of the Sellers fail to comply with the provisions of Part 1 of Schedule 2, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it), by giving notice to the Institutional Seller and the Management Representatives:

(a) not to complete the purchase of the Securities, in which case the provisions of clause 6.7 shall apply; or

(b) to fix a new time and date for Completion (being not more than 20 Business Days after the original date for Completion) in which case the provisions of clauses 6.2, 6.3 and 6.3(b) and Schedule 2 shall apply to Completion as so deferred but on the basis that such deferral may occur only once; or

(c) to proceed to Completion so far as practicable, each of the relevant Sellers then being obliged to use its best endeavours to perform or procure the performance of any of the outstanding provisions of Part 1 of Schedule 2 on or before such date as is specified by the Purchaser.

6.6 If the Purchaser fails to comply with the provisions of Part 2 of Schedule 2, the Institutional Seller and the Management Representatives may jointly elect, (in addition and without prejudice to all other rights and remedies available to them), by notice to the Purchaser:

(a) not to complete the sale of the Securities, in which case the provisions of clause 6.7 shall apply; or

(b) to fix a new time and date for Completion (being not more than 20 Business Days after the original date for Completion) in which case the provisions of clauses 6.2, 6.3 and 6.6 and Schedule 2 shall apply to Completion as so deferred but on the basis that such deferral may occur only once.

6.7 If the Institutional Seller and the Management Representatives jointly elect or the Purchaser elects not to complete the purchase or sale of the Securities under clauses 6.4 or 6.6:

(a) except for this clause 6.7, and clauses 1, 11, 14, 15, 19, 21.2 to 21.13 (excluding 21.6), 22, 23 and 24, all the provisions of this Agreement shall lapse and cease to have effect; and

(b) neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.

6.8 On and from the date of this Agreement to and including Completion:

(a) the Sellers shall procure that the Company (or any member of the Group (as applicable)):

(i) obtains customary payoff letters and releases of any existing security interests and other obligations in respect of the payoff, discharge, and termination of all obligations under the Existing Facilities, with effect from the Completion Date; and

(ii) at least three Business Days prior to Completion, provides documents or other information reasonably requested by the lenders with respect to the Purchaser’s financing arrangements under applicable “know your customer” and anti-money laundering rules, policies and regulations, in each case, to the extent requested by the Purchaser at least ten Business Days prior to Completion; and

(b) the Institutional Seller shall use its commercially reasonably endeavours to procure (using the powers available to it as a shareholder of the Company) that the Company shall and the Management Sellers agree to use their commercially reasonable endeavours to, and shall use their commercially reasonable endeavours to cause the senior management of the Company (or any member of the Group (as applicable)), their representatives, financial, accounting and legal advisors to, at the Purchaser’s expense, provide the Purchaser with such cooperation as is reasonably requested by the Purchaser in order to comply with the terms and conditions in the Commitment Letter or that is customary in connection with financings of the type contemplated by the Commitment Letter, provided that (x) such requested cooperation does not unreasonably interfere with the ongoing operations of the Sellers (as permitted pursuant to this Agreement) and (y) none of the Company or any member of the Group shall be required to execute any agreements prior to Completion or take any action that would be effective prior to Completion (save, for the avoidance of doubt, the payoff letters).

6.9 Subject to the terms and conditions of this Agreement, Amplify, the Purchaser and the Purchaser’s Guarantor shall (i) use commercially reasonable efforts to enforce all of its rights pursuant to the Commitment Letter to obtain the debt financing at or prior to Completion and (ii) use its commercially reasonable efforts to obtain the proceeds of the debt financing on the terms and conditions (including any “flex” provisions) described in the Commitment Letter, including using its commercially reasonable efforts to (x) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants within its control that are applicable to Amplify, the Purchaser and the Purchaser’s Guarantor in the Commitment Letter that are to be satisfied by Amplify, the Purchaser and the Purchaser’s Guarantor, (y) negotiate and enter into definitive agreements with respect to the Commitment Letter and (z) consummate the debt financing at or prior to Completion, subject to the satisfaction or waiver of the conditions contained therein (including in the event that all conditions in the Commitment Letter have been satisfied, using its commercially reasonable efforts to cause the Financing Sources to fund in accordance with the terms thereof at Completion).

6.10 Notwithstanding anything to the contrary in the Tax Deed, the parties agree that the Tax Deed shall not take effect until Completion.

7. LEAKAGE

7.1 Each Institutional Seller and each Management Seller (in respect of itself only) severally covenants to the Purchaser that in the period from but excluding the Locked Box Date up to and including Completion:

(a) neither it, nor any of its Related Persons, has received or benefitted from any Leakage (either directly or indirectly); and

(b) no arrangement or agreement has been made or entered into (or will be made or entered into) that has resulted or will result in it or any of its Related Persons receiving or benefitting from any Leakage (either directly or indirectly).

7.2 In the event of any Leakage that results in a breach of the covenant contained in clause 7.1, the relevant Institutional Seller and Management Seller (as the case may be) severally covenants to pay to the Purchaser on demand (for itself and as trustee for each member of the Purchaser’s Group) an amount in cash equal (on a £ for £ basis) to:

(a) the aggregate of the amount or value of such Leakage received by it or its Related Persons or by which it or they benefitted; and

(b) the reasonable fees, costs or expenses incurred by the Purchaser as a consequence of recovering such Leakage, and the aggregate liability of each Seller under this clause 7.2 shall not exceed the amount payable hereunder.

7.3 Each Seller agrees to notify the Purchaser (and provide to the Purchaser such relevant information as is reasonably available) as soon as practicable if it becomes aware of the occurrence of any Leakage.

7.4 Where the value of the relevant Leakage is expressed in a currency other than British pound sterling, the value of each such Leakage claim shall be translated into British pound sterling by reference to the Exchange Rate on the date such Leakage occurred.

8. SELLERS’ WARRANTIES AND UNDERTAKINGS

8.1 Each Seller individually and severally (and not jointly or jointly and severally) warrants to the Purchaser that, subject to Completion and, save as provided for in clause 8.2:

(a) the Securities set out in the Master Allocation Schedule against its name will, at Completion, be legally and beneficially owned by it; and

(b) there are no, at the date of this Agreement, and will not be, at Completion, any Encumbrance on, over or affecting any of the Securities owned by such Seller.

8.2 In the event that, prior to Completion, (a) any stock transfer form relating to the Reserved Share Allocation has not been duly stamped and the register of members has not been updated accordingly in respect of some or all of the Reserved Shares (the “Pending Shares”) or (b) only the beneficial interest in the Pending Shares has been transferred and it has been agreed that the Institutional Seller will hold the legal title on behalf of the beneficial owners of the Pending Shares, then (i) the Institutional Seller shall instead individually and severally warrant to the Purchaser that the Pending Shares are legally owned by it and (ii) each Management Seller to whom any Pending Shares are being transferred in accordance with the Reserved Share Allocation shall instead individually and severally warrant to the Purchaser that the Pending Shares are beneficially owned by them and clause 8.1 shall be construed accordingly.

8.3 Each Seller individually and severally (and not jointly or jointly and severally) warrants to the Purchaser that as at the date of this Agreement and as at Completion:

(a) it has the power, capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b) it is not insolvent or bankrupt or unable to pay its debts within the meaning of any laws relating to insolvency or bankruptcy binding upon it;

(c) this Agreement constitutes legal, valid and binding obligations on it in accordance with its terms. Each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations on it in accordance with its terms;

(d) it understands that the Share Equity Consideration (i) has not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”) by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act, (ii) must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) will bear a legend to such effect substantially in the form set out in Clause 17.4 and Amplify will make a notation on its transfer books to such effect and (iv) is subject to the Lock-Up Agreement. Each Seller further represents that it is familiar with Rule 144, as presently in effect, as promulgated by the Securities and Exchange Commission of the United States and understands the resale limitations imposed thereunder and by the Securities Act; and

(e) the entry by it into this Agreement and, as applicable, into each of the other Transaction Documents to which it is or will be a party and the performance by it of its obligations under this agreement and each other Transaction Document does not and will not:

(i) conflict with or constitute a default under any provision of:

(A) any agreement or instrument to which it is a party; or

(B) the constitutional documents of it (where applicable); or

(C) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound; or

(ii) result in the creation or imposition of any Encumbrance on any of the Securities owned by it.

8.4 The Institutional Seller warrants to the Purchaser that, as at the date of this Agreement and as at Completion, it is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission of the United States under the Securities Act.

8.5 Each Management Seller individually and severally (and not jointly or jointly and severally) warrants to the Purchaser that as at the date of this Agreement and as at Completion:

(a) it either:

(i) is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission of the United States under the Securities Act; or

(ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in accordance with Rule 506(b)(2)(ii) of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission of the United States under the Securities Act; and

(b) it has been provided with (i) an opportunity to discuss the business, management, financial affairs and the terms and conditions of the offering of the Share Equity Consideration with the management of Amplify, (ii) the information regarding Amplify specified in subsections (B) and (C) of Rule 502(b)(2)(ii) of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission of the United States under the Securities Act, and (iii) the opportunity to obtain any additional information which Amplify possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information specified in the preceding clause.

8.6 Each of the Sellers’ Warranties is separate and independent and, except as expressly provided to the contrary in this Agreement, is not limited:

(a) by reference to any other of the Sellers’ Warranties; or

(b) by any other provision of this Agreement or the Management Warranty Deed (including any warranties contained therein).

9. LIMITATIONS ON SELLER LIABILITY

9.1 The liability of a Seller in respect of any and all breaches of this Agreement (other than a breach of the covenant set out in clause 7) and the Management Warranty Deed (other than a breach of the covenants set out in clause 5 therein) by it or him shall be limited to the amount of the Consideration received by it or him.

9.2 The liability of:

(a) the Institutional Sellers and the Management Sellers in respect of any claim under clause 7 shall terminate on the date falling nine months after Completion, except in respect of any claim of which notice is given to a Seller before that date; and

(b) the Sellers in respect of any claim under this Agreement (other than clause 7) shall terminate on the seventh anniversary of Completion, except in respect of any claim of which notice is given to a Seller before that date;

and in each case, the liability of any Seller in respect of any claim shall in any event terminate if proceedings in respect of it have not been commenced within nine months after the giving of notice of that claim.

9.3 None of the limitations contained in this clause shall apply to any claim against a Seller to the extent that such claim arises as a result of fraud or wilful misconduct or concealment by that Seller or where such claim would not have arisen but for fraud or wilful misconduct or concealment by that Seller.

10. PURCHASER’S AND PURCHASER’S GUARANTOR’S WARRANTIES AND UNDERTAKINGS

10.1 Each of the Purchaser and the Purchaser’s Guarantor warrants to the Sellers that as at the date of this Agreement:

(a) it has the power, capacity and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party and to perform its obligations under each of them and, subject to satisfaction of the Anti-Trust Condition, has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b) it is not insolvent or bankrupt or unable to pay its debts within the meaning of any laws relating to insolvency binding upon it;

(c) this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations on it in accordance with its terms;

(d) subject to satisfaction of the Anti-Trust Condition, the entry by it into this Agreement and, as applicable, into each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of it under this Agreement and each other Transaction Document does not and will not conflict with or constitute a default under any provision of:

(i) any agreement or instrument to which it is a party;

(ii) the constitutional documents of it; or

(iii) any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound.

10.2 With effect from Completion the Purchaser shall, and shall procure that each Group Company shall, release and discharge each Institutional Director, the Chairman and any non-executive director from any and all liabilities or obligations to a Group Company and shall procure that each Group Company shall waive any and all claims it has or may have against any Institutional Director, the Chairman and any non-executive director in connection with his appointment as a director of, employment with, or conduct in relation to, any Group Company.

10.3 Clause 10.2 shall not apply in case of (i) fraud on the part of such Institutional Director, Chairman and non-executive director, and/or (ii) where the Purchaser or the relevant Group Company providing such discharge would be in breach of any law or regulation (including, without limitation, section 232 of the Companies Act 2006) by doing so.

11. RELEASE BY THE SELLERS

11.1 Each of the Sellers confirms that, immediately following Completion, he or it has no claim (whether in respect of any breach of contract, compensation for loss of office or monies due to him or it or on any account whatsoever (other than in respect of any accrued salary or benefits under the Management Sellers’ respective employment agreements) outstanding against any Group Company or any of their respective present or former employees, directors or officers (together, the “Relevant Persons”) and that no agreement or arrangement (other than a contract of employment or any Transaction Document) is outstanding under which any Group Company or Relevant Person has or could have any obligation of any kind to him or it.

11.2 To the extent that any such claim or obligation exists or may exist, conditional upon Completion occurring each of the Sellers irrevocably and unconditionally waives such claim or obligation and releases each such Group Company and Relevant Person from any liability whatsoever in respect of such claim or obligation.

11.3 Any Group Company or Relevant Person may enforce the terms of this clause 11 in accordance with the Contracts (Rights of Third Parties) Act 1999.

12. CONFIDENTIALITY

12.1 Subject to clause 12.2 and clause 13:

(a) each party undertakes to each other party that it shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement which relates to:

(i) the provisions or the subject matter of this Agreement or any Transaction Document or any claim or potential claim thereunder; or

(ii) the negotiations relating to this Agreement or any Transaction Document;

(b) the Sellers (in each case, severally and not jointly or jointly and severally) shall treat as confidential and not disclose or use any information relating to the Group and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(c) the Purchaser shall treat as strictly confidential and not disclose or use any information disclosed to it relating to the business, financial or other affairs (including future plans and targets) of the Institutional Seller or the Institutional Seller’s Group.

12.2 Clause 12.1 does not apply to disclosure of any information:

(a) the disclosure or use of which is required to vest the full benefit of this Agreement in a party;

(b) the disclosure or use of which is required by any Management Seller to properly discharge his duties or obligations as an employee, director or officer of a Group Company;

(c) that is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(d) that is independently developed after Completion without any reference to or use of the information referred to in clause 12.1;

(e) the disclosure or use of which is required by applicable law, any governmental or regulatory body, any court of competent jurisdiction or any rating agency, listing authority or securities or stock exchange on which the shares or other securities of any party or any member of an Institutional Seller’s Group or the Purchaser’s Group are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that party or any member of an Institutional Seller’s Group or the Purchaser’s Group);

(f) the disclosure or use of which is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any other Transaction Document;

(g) the disclosure of which is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(h) the disclosure of which is made by the Institutional Seller on a need to know basis to any member of the Institutional Seller’s Group, on the basis that the recipient keeps the information confidential;

(i) the disclosure is made by the Purchaser on a need to know basis to any member of the Purchaser’s Group, on the basis that the recipient keeps the information confidential;

(j) the disclosure of which is made to any provider of finance or potential provider of finance to any member of the Purchaser’s Group (or to their advisers, agents, representatives, affiliates, officers and employees, in each case, only to the extent that they have a legitimate requirement to receive such information in order to perform their duties) or to a security trustee or agent acting on behalf of one or more banks or other financial institutions which have entered into, or may enter into, any financing, hedging or loan agreements with any members of the Purchaser’s Group, in each case, on the basis that the recipient keeps the information confidential;

(k) the disclosure of which is made to professional advisers of any party on a need to know basis, on the basis that the recipient keeps the information confidential; or

(l) the Purchaser, the Institutional Seller and the Management Representatives have each given prior written approval to the disclosure or use, provided that prior to disclosure or use of any information pursuant to clauses 12.2(a), 12.2(e) or 12.2(f) (except in the case of disclosure to a Tax Authority) the party concerned shall promptly notify (to the extent permitted by any applicable law or regulation) the other parties of such requirement with a view to providing (if reasonably practicable to do so) the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13. ANNOUNCEMENTS

With the exception of the Announcement which shall be made on the date hereof (or on such other date as may be agreed by the Purchaser, the Institutional Seller and the Management Representatives), each of the parties undertakes to the other parties that no announcement, communication or circular concerning the existence or provisions and subject matter of and negotiations relating to this Agreement or any other Transaction Document shall be made or issued by or on behalf of any party or any member of an Institutional Seller’s Group or the Purchaser’s Group (as applicable) without the prior written approval of the Purchaser, the Institutional Seller and the Management Representatives (such consent not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement, communication or circular:

(a) made or sent by a member of the Purchaser’s Group after Completion to an employee, customer, distributor or supplier of a Group Company simply informing it of the Purchaser’s purchase of the Securities;

(b) required by applicable law or any governmental or regulatory body, any Tax Authority, any court of competent jurisdiction or the rules of any relevant listing authority or securities or stock exchange on which the shares or other securities of any party or any member of an Institutional Seller’s Group or the Purchaser’s Group are listed, in each case whether or not the requirement has the force of law, but then only to the extent so required and the party with an obligation to make such an announcement or communication or issue a circular shall consult with the Purchaser, the Institutional Seller and the Management Representatives insofar as is reasonably practicable and permitted by law and regulation before complying with such an obligation.

14. GUARANTEE BY PURCHASER’S GUARANTOR

14.1 Subject to clause 14.5, the Purchaser’s Guarantor unconditionally and irrevocably:

(a) guarantees to the Sellers the payment when due of all amounts payable by the Purchaser under or pursuant to this Agreement and the other Transaction Documents;

(b) undertakes to ensure that the Purchaser will perform when due all its obligations under or pursuant to this Agreement and the other Transaction Documents;

(c) agrees that if and each time that the Purchaser fails to make any payment when it is due under or pursuant to this Agreement or any other Transaction Document, the Purchaser’s Guarantor must on demand (without requiring any Seller first to take steps against the Purchaser or any other person) pay that amount to the Sellers as if it were the principal obligor in respect of that amount; and

(d) agrees as principal debtor and primary obligor to indemnify the Sellers against all losses and damages sustained by it or them flowing from any non-payment or default of any kind by the Purchaser under or pursuant to this Agreement or any other Transaction Document.

14.2 The Purchaser’s Guarantor’s obligations under this Agreement shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(a) any time or indulgence granted to, or composition with, the Purchaser or any other person;

(b) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement, any other Transaction Document or any right, guarantee, remedy or security from or against the Purchaser or any other person;

(c) any variation or change to the terms of this Agreement or any other Transaction Document; or

(d) any unenforceability or invalidity of any obligation of the Purchaser, so that this Agreement shall be construed as if there were no such unenforceability or invalidity.

14.3 Until all amounts which may be or become payable under this Agreement and the other Transaction Documents have been irrevocably paid in full, the Purchaser’s Guarantor shall not as a result of this Agreement or any payment or performance under this Agreement be subrogated to any right or security of any Seller or claim or prove in competition with a Seller against the Purchaser or any other person or claim any right of contribution, set-off or indemnity.

14.4 The Purchaser’s Guarantor must reimburse the Sellers within 3 Business Days of demand for all legal and other costs (including VAT) properly incurred by it or them in connection with the enforcement of the Purchaser’s Guarantor’s obligations under this Agreement.

14.5 The payment obligations of the Purchaser’s Guarantor under this clause 14 shall take effect on and from 3 Business Days after the due date for payment by the Purchaser.

15. NOTICES

15.1 Any notice or other communication to be given in connection with this Agreement must be in writing in English and must be delivered or sent by post or email to the party to whom it is to be given as follows:

(a) if to a Seller, at the address specified against his or its relevant name in this Agreement, and/or IVC@paget-brown.com.ky in the case of the Institutional Seller, with copies to:

(i) in the case of the Institutional Seller:

Shearman & Sterling (London) LLP

9 Appold Street

London

EC2A 2AP

marked for the attention of Mark Soundy (mark.soundy@shearman.com); and

(ii) in the case of any Management Seller:

Travers Smith LLP

10 Snow Hill

London

EC1A 2AL

marked for the attention of Ian Shawyer (ian.shawyer@traverssmith.com) and Lucie Cawood (lucie.cawood@traverssmith.com),

(such copies not in itself constituting valid service of such notice).

(b) if to the Management Representatives:

David Milner

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Email: David.Milner@tyrrellscrisps.co.uk

and

Joanne Jones

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Email: Joanne@tyrrellscrisps.co.uk

with a copy to:

Travers Smith LLP

10 Snow Hill

London

EC1A 2AL

marked for the attention of Ian Shawyer (ian.shawyer@traverssmith.com) and Lucie Cawood (lucie.cawood@traverssmith.com),

(such copy not in itself constituting valid service of such notice).

(c) if to the Purchaser at:

500 West 5th St., Suite 1350

Austin

TX 78701

Email: tennis@amplifysnacks.com

marked for the attention of Tom Ennis,

with a copy to:

Goodwin Procter (UK) LLP

Tower 42

25 Old Broad Street

London

EC2N 1HQ

marked for the attention of Richard Lever (RLever@goodwinlaw.com),

(such copy not in itself constituting valid service of such notice).

(d) if to the Purchaser’s Guarantor at:

500 West 5th St., Suite 1350

Austin

TX 78701

Email: tennis@amplifysnacks.com

marked for the attention of Tom Ennis,

with a copy to:

Goodwin Procter (UK) LLP

Tower 42

25 Old Broad Street

London

EC2N 1HQ

marked for the attention of Richard Lever (RLever@goodwinlaw.com),

(such copy not in itself constituting valid service of such notice).

or at any such other address or email address of which it or he shall have given notice for this purpose to the other parties. Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if within the United Kingdom) or by prepaid airmail (if the country of destination is not the same as the country of origin).

15.2 Unless there is evidence that it was received earlier, any notice or other communication shall be deemed to have been given:

(a) if delivered by hand, registered post or courier, at the time of delivery; or

(b) if sent by post, on the second Business Day after it was put into the post; or

(c) sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this clause 15 within three Business Days of sending the email.

15.3 In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the e-mail was properly addressed and transmitted by the sender’s server into the network and there was no apparent error in the operation of the sender’s e-mail system, as the case may be.

15.4 Service of any notice or other communication on the last known Management Representative shall be deemed to constitute valid service thereof on all or any of the Management Sellers.

15.5 This clause 15 shall not apply in relation to the service of any claim, form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

16. FURTHER ASSURANCES

16.1 On or after Completion each Seller shall (in respect of the Securities held by it only), execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as may be required by law or as the Purchaser may from time to time reasonably require in order to vest any of the Securities in the Purchaser.

16.2 For so long after Completion as any Seller or any nominee of it remains the registered holder of any Security, it shall hold (or direct the relevant nominee to hold) that Security and any distributions, property and rights deriving from it in trust for the Purchaser and shall deal with that Security and any distributions, property and rights deriving from it as the Purchaser directs.

17. POST COMPLETION UNDERTAKINGS

17.1 For a period of six years following Completion, the Purchaser shall make available to any Seller, at such Seller’s expense, the Books and Records of the Group Companies in respect of the period prior to Completion which are reasonably required by that Seller for the purpose of dealing with its tax and accounting affairs. Such access to these Books and Records shall be granted upon reasonable notice by the Seller and, subject to there being no material disruption to the business of any Group Company, the Purchaser shall procure that such Books and Records are made available to the Seller for inspection (during normal working hours) and, where reasonably required for the purpose of dealing with such affairs, copying (at the Seller’s expense).

17.2 For a period of nine months following Completion, the Institutional Seller shall preserve and maintain its corporate existence and not propose or pass any resolution for the winding up of the Institutional Seller.

17.3 To ensure compliance with the restrictions imposed by this Agreement and the Securities Act with respect to the Share Equity Consideration, each Seller agrees that Amplify may issue appropriate “stop-transfer” instructions to its transfer agent, if any. Amplify shall not be required (i) to transfer on its books any portion of the Share Equity Consideration that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or applicable securities laws or (ii) to treat as owner of such portion of the Share Equity Consideration, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such portion of the Share Equity Consideration has been purportedly so transferred.

17.4 Each book-entry security entitlement representing any Share Equity Consideration (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Seller in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law or governing documents of Amplify):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The first legend set forth in this clause 17.4 shall be removed by Amplify from any book-entry security entitlement evidencing the Share Equity Consideration upon delivery by the holder thereof to Amplify of a written request to that effect if at the time of such written request (i) a registration statement under the Securities Act is at that time in effect with respect to the legended security or (ii) the legended security can be freely transferred in a transaction in compliance with Rule 144 under the Securities Act without such a registration pursuant to which Amplify issued the Share Equity Consideration, and, in the case of (ii) above, upon the request and in the discretion of Amplify or its transfer agent, the holder of such Share Equity Consideration (x) executes and delivers a representation letter that includes customary representations satisfactory to Amplify and its transfer agent regarding the holding requirements under Rule 144 under the Securities Act and whether such holder is an “affiliate” of Amplify for purposes of Rule 144 under the Securities Act and (y) secures the delivery to Amplify’s transfer agent of an opinion by counsel for Amplify, that such security can be freely transferred in a public sale in compliance with Rule 144 under the Securities Act or otherwise without a registration statement pursuant to an available exemption from the registration requirements of the Securities Act and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Amplify issued the Share Equity Consideration; provided, that such opinion need not opine on whether or not such holder is an “affiliate” for purposes of Rule 144 under the Securities Act.

17.5 Each Seller acknowledges and the Purchaser shall procure that each Group Company acknowledges that the Purchaser may make an election pursuant to Section 338(g) of the Code (a “Section 338(g) Election”) with respect to any Group Company that is a foreign corporation within the meaning of Section 7701(a)(5) of the United States Internal Revenue Code of 1986, as amended (the “Code”) in connection with the transactions effected and/or contemplated pursuant to this Agreement. In the event that a Section 338(g) Election is made, the Purchaser shall be responsible for preparing any applicable purchase price allocation for Tax purposes, and the Purchaser shall, and shall procure that each applicable Group Company shall, and the Sellers shall each file all Tax Returns, and execute such other documents as may be required by any Governmental Authority, in a manner consistent with such purchase price allocation. The Purchaser, the Group Companies, and the Sellers agree not to take any position inconsistent with any Section 338(g) Election or related purchase price allocation.

18. ASSIGNMENTS

No party may assign, transfer, charge or otherwise deal with all or any of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in it, save that:

18.1 the Institutional Seller may assign (in whole or in part) the benefit of this Agreement to any Institutional Seller’s Permitted Assignee, provided that if such assignee ceases to be an Institutional Seller’s Permitted Assignee, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Institutional Seller immediately before such cessation;

18.2 the Purchaser may assign (in whole or in part) the benefit of this Agreement to any other member of the Purchaser’s Group, provided that if such assignee ceases to be a member of the Purchaser’s Group, all benefits relating to this Agreement assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the agreement immediately before such cessation; and

18.3 the Purchaser or any member of the Purchaser’s Group may charge and/or assign (in whole or in part) the benefit of this Agreement to any person providing debt financing and/or hedging facilities to the Purchaser or any member of the Purchaser’s Group or to any security agent or any person or persons acting as trustee, nominee or agent for any such person by way of security for the facilities being made or to be made available to the Purchaser or member of the Purchaser’s Group and any such person, security agent, trustee, nominee or agent may also, in the event of enforcement of such security in accordance with its terms, assign the benefit of such obligations and rights to a purchaser or assignee who acquires the Company or all or part of its business from that person, security agent, trustee, nominee or agent (or any receiver appointed by any of them), provided that any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and neither the Purchaser nor any Seller, as applicable, shall be under any greater obligation or liability than if such assignment had never occurred.

19. PAYMENTS

19.1 Unless otherwise expressly stated (or as otherwise agreed in writing in the case of a given payment), each payment to be made under this Agreement or any of the Transaction Documents shall be made in British pounds sterling by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:

(a) if that payment is to any of the Institutional Sellers, the account of the Institutional Seller’s Solicitors (details of which have been provided to the Purchaser’s Solicitors) and the receipt of the Institutional Seller’s Solicitors shall be a sufficient discharge for the Purchaser of its obligations under this clause 19.1 and the Purchaser shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum, or such other account as the Institutional Seller shall, not less than three Business Days before the date that payment is due, have specified for payments to the Institutional Sellers by giving notice to the Purchaser for the purpose of that payment;

(b) if that payment is to any of the Management Sellers, the account of the Management Sellers’ Solicitors (details of which have been provided to the Purchaser’s Solicitors) and the receipt of the Management Sellers’ Solicitors shall be a sufficient discharge for the Purchaser of its obligations under this clause 19.1 and the Purchaser shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum, or such other account as the Management Representatives shall, not less than three Business Days before the date that payment is due, have specified for payments to that Management Seller by giving notice to the Purchaser for the purpose of that payment; and

(c) if that payment is to the Purchaser, such account of the Purchaser as the Purchaser shall, not less than three Business Days before the date that payment is due, have specified by giving notice to the Institutional Seller and the Management Representatives for the purpose of that payment.

20. GROSS UP

20.1 All amounts due under this Agreement or any of the Transaction Documents shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Agreement, the paying party shall provide any evidence of the relevant withholding as the receiving party may reasonably require and shall, save in relation to interest, pay to the receiving party any sum as will, after the deduction or withholding is made, leave the receiving party with the same amount as it would have been entitled to receive without that deduction or withholding.

20.2 Payments made under clause 20.1 shall be subject to the financial limitations set out in paragraph 3 of Schedule 2 of the Management Warranty Deed.

20.3 If a payment is to be made under this Agreement or any of the Transaction Documents to a person other than the original Purchaser or the original Seller, then the paying party shall be required to make an increased payment pursuant to clause 20.1 only to the extent that such an increased payment would have been required to be made had the recipient of the payment been the original Purchaser or the original Seller.

21. GENERAL

21.1 Each of the obligations, warranties and undertakings set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

21.2 Where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by two or more of the Sellers, they shall (unless otherwise expressly provided to the contrary) be severally (and not jointly or jointly and severally) responsible in respect of it.

21.3 The Purchaser may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.

21.4 Any consent given in accordance with the provisions of this Agreement by the Management Representatives in connection with this Agreement shall bind all the Management Sellers.

21.5 Time is not of the essence in relation to any obligation under this Agreement unless:

(a) time is expressly stated to be of the essence in relation to that obligation; or

(b) one party fails to perform an obligation by the time specified in this Agreement and another party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

21.6 The Purchaser shall procure that a Group Company shall pay the Sellers’ Transaction Expenses on Completion. The Purchaser shall pay any stamp duty or other taxes payable in respect of the transfer of the Securities. Except as provided in this clause 21.6 each party shall pay the costs, charges and other expenses incurred by it in connection with the entering into and completion of this Agreement.

21.7 This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this Agreement by executing a counterpart.

21.8 The rights of each party under this Agreement:

(a) may be exercised as often as necessary;

(b) except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c) may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

21.9 No party shall be entitled to terminate or rescind this Agreement except under clause 4.6, 6.5 or 6.6.

21.10 Except as otherwise expressly stated in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

21.11 The rights and obligations of the Sellers and the Purchaser under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

21.12 No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

21.13 The provisions contained in each clause and sub-clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others are invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

22. WHOLE AGREEMENT

22.1 This Agreement and the other Transaction Documents contain the whole agreement between the parties relating to the Transaction and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.

22.2 Each party:

(a) acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party before the entering into of this Agreement and not expressly incorporated in this Agreement or any other Transaction Document; and

(b) waives all rights and remedies which, but for this sub-clause 22.2, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

22.3 Each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for damages for any breach of the terms of this Agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

22.4 Nothing in this clause or elsewhere in this Agreement limits or excludes any liability for, or remedy in respect of, fraud.

23. MANAGEMENT REPRESENTATIVES

23.1 The Management Representatives shall be entitled to carry out the functions expressly conferred on them by this Agreement only.

23.2 The Management Sellers hereby appoint the Management Representatives, acting jointly, to act as their representative and agree that, subject to clause 23.3, the Purchaser may rely, without enquiry, upon any action of the Management Representatives as the act of the Management Sellers in all matters referred to in this Agreement as being carried out by the Management Representatives, provided that the parties expressly agree that the Management Representatives shall not have the power or authority to negotiate, agree or settle any matter relating to a claim under this Agreement on behalf of any Management Seller without the prior express written authorisation of that Management Seller.

23.3 At any time, the Management Sellers may appoint replacement Management Representatives by decision taken by Management Sellers representing seventy five per cent. of the aggregate number of B Ordinary Shares held by the Management Sellers as at the date of this Agreement. Any such successor shall agree in writing to accept the appointment in accordance with the terms of this Agreement and such appointment shall be promptly (and in any event within three Business Days) notified to the Institutional Seller and the Purchaser in writing.

23.4 The Management Sellers undertake that a Management Representative shall be appointed at all times.

23.5 Each Management Seller agrees that the Management Representatives owes no responsibility, duty of care or liability whatsoever in connection with his appointment as a Management Representative unless such Management Representative is fraudulent or dishonest (the “Retained Liabilities”), and accordingly, except in respect of the Retained Liabilities, the Management Representative shall not be liable to any other Management Seller for any act or omission in connection with the performance by him of any of his duties, functions or role as Management Representative pursuant to this Agreement. Except in respect of the Retained Liabilities, each Management Seller agrees not to bring any action or claim against a Management Representative in connection with his appointment as a Management Representative and/or in relation to any action which the Management Representative has taken or omitted to take in the past or may in the future take or omit to take in his capacity as a Management Representative.

23.6 Each Management Seller hereby undertakes to indemnify and keep indemnified and hold harmless each Management Representative from all losses, costs, damages, expenses (including professional fees) and any other liabilities that may be incurred by such Management Representative (in that capacity) as a result of the performance of his duties, functions and role as a Management Representative under this Agreement, provided that no Management Representative shall be entitled to indemnification for and in respect of the Retained Liabilities or any matter where his actions or inactions are in breach of this Agreement.

24. SERVICE OF PROCESS

24.1 The Institutional Seller irrevocably appoints Investcorp Securities Limited (registered number 02217792) of 48 Grosvenor Street, Mayfair, London W1K 3HW as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice in connection with any proceeding, suit or action arising out of or in connection with this Agreement in England and Wales (“Proceedings”). If the agent named above (or its successor) at any time ceases for any reason to act as such or have an address in England or Wales, the Institutional Seller shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Institutional Seller to appoint a replacement agent to act on behalf of the Institutional Seller. This clause 24.1 applying to service on an agent applies equally to service on a replacement agent. The Institutional Seller further agrees that any Proceedings shall be sufficiently served on it if delivered to such agent for service at its address for the time being in England or Wales whether or not such agent gives notice thereof to the Institutional Seller.

24.2 Each of Brendan Harris, Andrew Blain and Jochen Krumm irrevocably appoints the Management Representatives as his agent to receive and acknowledge on its behalf service of any Proceedings and the Management Representatives agree to provide notice to Brendan Harris, Andrew Blain and Jochen Krumm (as applicable) informing them that such service documentation have been issued in connection with Proceedings following receipt and copies of such documents. If the agent named above (or its successor) at any time ceases for any reason to act as such or have an address in England or Wales, each of Brendan Harris, Andrew Blain and Jochen Krumm shall appoint a replacement agent having an address for service in England or Wales and shall notify the Purchaser of the name and address of the replacement agent. Failing such appointment and notification, the Purchaser shall be entitled by notice to the Management Representatives to appoint a replacement agent to act on behalf of Brendan Harris, Andrew Blain and Jochen Krumm. This clause 24.2 applying to service on an agent applies equally to service on a replacement agent. Each of Brendan Harris, Andrew Blain and Jochen Krumm further agrees that any Proceedings shall be sufficiently served on him if delivered to such agent for service at its address for the time being in England or Wales whether or not such agent gives notice thereof to Brendan Harris, Andrew Blain and Jochen Krumm.

24.3 The Purchaser’s Guarantor irrevocably appoints the Purchaser as its agent to receive and acknowledge on its behalf service of any Proceedings. If the agent named above (or its successor) at any time ceases for any reason to act as such or have an address in England or Wales, the Purchaser’s Guarantor shall appoint a replacement agent having an address for service in England or Wales and shall notify the Institutional Seller of the name and address of the replacement agent. Failing such appointment and notification, the Institutional Seller shall be entitled by notice to the Purchaser’s Guarantor to appoint a replacement agent to act on behalf of the Purchaser’s Guarantor. This clause 24.3 applying to service on an agent applies equally to service on a replacement agent. The Purchaser’s Guarantor further agrees that any Proceedings shall be sufficiently served on it if delivered to such agent for service at its address for the time being in England or Wales whether or not such agent gives notice thereof to the Purchaser’s Guarantor.

25. GOVERNING LAW AND JURISDICTION

25.1 This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, English law.

25.2 The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this Agreement (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this Agreement) and the parties submit to the exclusive jurisdiction of the English courts.

25.3 The parties waive any objection to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

25.4 Each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal action or proceeding arising, directly or indirectly, out of or relating to this Agreement and the Transaction and for any counterclaim therein (in each case whether based on contract, tort or any other theory and whether predicated on common law, statute or otherwise). Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, amongst other things, the mutual waivers and certifications in this clause.

AS WITNESS this Agreement is executed as a deed by the parties (or their duly authorised representatives) and is delivered and takes effect on the date at the beginning of this Agreement.

SCHEDULE 1

THE MANAGEMENT SELLERS

Name
David Milner
Joanne Jones
Michael Hedges
Stuart Telford
Janice Bennett
Andrew Blain
Jochen Krumm
Brendan Harris
Nicola Milner
Philip Jones
Emma Hedges
Denise Telford

SCHEDULE 2

COMPLETION

Part 1

Sellers’ Obligations

1. At Completion each Seller shall deliver to the Purchaser or procure the delivery of:

(a) a duly executed transfer form or forms in favour of the Purchaser for the Securities held by such Seller (and/or forms of transfer in respect of the beneficial interest in such Securities where the legal and beneficial interest is not held by the same Seller, as contemplated by clause 8.2);

(b) the certificates for the Securities held by such Seller together with certificates in respect of the entire issued share capital of each Group Company (or a lost certificate indemnity in the Agreed Form);

(c) a power of attorney in the Agreed Form to allow the Purchaser (or its nominee) to exercise all rights in respect of the Shares transferred by that Seller following Completion (a “Power of Attorney”);

(d) in respect of David Milner, Joanne Jones, Michael Hedges, Stuart Telford, Janice Bennett, Brendan Harris and the Institutional Seller only, counterparts of their respective Direction Letters duly executed by each of the parties;

(e) a counterpart of the Deed of Termination duly executed by such Seller and one counterpart of the Deed of Termination duly executed by the relevant Group Companies;

(f) the common seal (if any), statutory registers, certificates of incorporation and certificates of incorporation on change of name for the Company;

(g) the security and authentication codes for the Companies House WebFiling service or corporate key for filings at the Australian Securities and Investment Commission (ASIC) for each Group Company (as applicable);

(h) any power of attorney under which any Transaction Document has been executed;

(i) a release and duly executed discharge of any fixed or floating charges, mortgages, debentures and guarantees to which any of the Group Companies is a party;

(j) an amendment, in the Agreed Form, to the Registration Rights Agreement, dated as of August 10, 2015, by and among Amplify and each of the other parties thereto (the “Registration Rights Agreement”), duly executed by the Institutional Seller and David Milner, in order to grant “piggyback” registration rights in respect of the Share Equity Consideration to the Sellers pursuant to Section 2.2 of the Registration Rights Agreement;

(k) the Lock-Up Agreement duly executed by each Seller receiving any Share Equity Consideration;

(l) amendments to the existing service agreements for each of David Milner, Joanne Jones, Michael Hedges, Stuart Telford, Janice Bennett, Andrew Blain and Jochen Krumm, each in the Agreed Form (the “Service Agreements”) duly signed by the relevant Management Seller;

(m) restricted stock unit award agreements each in the Agreed Form duly signed by David Milner, Joanne Jones, Michael Hedges, Stuart Telford and Janice Bennett, which give effect to the terms in all material respects of their respective RSU Term Sheets for each such person;

(n) the US Transfer Agreement duly signed for or on behalf of Tyrrells Group Limited and Tyrrells, Inc.; and

(o) signed versions of any documentation to be executed by any Rollover Manager in relation to the rollover referred to in clause 3.5.

2. At Completion, the Institutional Seller shall deliver to the Purchaser:

2.1 a copy of the minutes of a duly held meeting of the directors or written resolutions of the directors of the Institutional Seller (or a duly constituted committee thereof) authorising the execution by the Institutional Seller of the Transaction Documents to which it is a party and, where such execution is authorised by a committee of the board of directors of the Institutional Seller (as the case may be), a copy of the minutes of a duly held meeting of the directors of the Institutional Seller constituting such committee; and

2.2 a letter of resignation in the Agreed Form from each of the Institutional Directors (confirming that he has no claim against a Group Company) (the “Institutional Director Resignation Letter”).

3. At Completion, the Sellers shall procure the passing of board resolutions of each requisite Group Company, among other things:

(a) approving the registration of the transfers of Securities in favour of the Purchaser subject only to stamping; and

(b) accepting the resignations of the Institutional Directors and appointing such persons as the Purchaser may nominate as directors and secretary (if any).

Part 2

Purchaser’s Obligations

1. At Completion the Purchaser shall:

(a) telegraphically transfer to the bank account of the Institutional Seller’s Solicitors an amount equal to the sum of the Share Cash Consideration and the Loan Note Cash Consideration (less an amount equal to the Manager Loans and the Investor Loan);

(b) telegraphically transfer to the bank account of the Institutional Seller’s Solicitors the Loan Note Redemption Amount (less any Tax required to be deducted in respect of accrued but unpaid interest), receipt of which sum by the Institutional Seller’s Solicitors shall discharge the Purchaser from its obligation to pay the Loan Note Redemption Amount to the Sellers who hold Management Loan Notes (and the Purchaser shall not be concerned to see the application of any such amount thereafter);

(c) telegraphically transfer to the bank account of the Company or TPCL (as applicable) an amount equal to the Manager Loans and the Investor Loan (less any Tax required to be withheld in respect of accrued but unpaid interest) in accordance with the Direction Letters;

(d) direct Amplify to issue the Share Equity Consideration, in electronic book-entry form, in the number of shares to each Seller set forth next to the name of each such Seller on the Final Master Allocation Schedule;

(e) issue the Rollover Loan Notes to each Rollover Manager calculated in accordance with clause 3.2;

(f) cause Amplify to deliver to each Seller an amendment, in the Agreed Form, to the Registration Rights Agreement duly executed by Amplify and other requisite parties pursuant thereto, in order to grant “piggyback” registration rights in respect of the Share Equity Consideration to the Sellers pursuant to Section 2.2 of the Registration Rights Agreement;

(g) procure the delivery by Amplify to each of David Milner, Joanne Jones, Michael Hedges, Stuart Telford and Janice Bennett their respective restricted stock unit award agreement in the Agreed Form, duly signed by Amplify;

(h) procure the payment by the Company to the Institutional Seller of an amount equal to the Internal Debt Repayment Amount (less any Tax required to be withheld in respect of accrued but unpaid interest); and

(i) procure the payment by the relevant Group Companies to the Agent and/or other Finance Party (as defined in the Senior Facility Agreement) as applicable of an amount equal to the External Debt Repayment Amount (less any Tax required to be withheld in respect of accrued but unpaid interest).

2. At Completion the Purchaser shall deliver to each Seller:

(a) any power of attorney under which any Transaction Document has been executed;

(b) a copy of the minutes of a duly held meeting of the directors or written resolutions of the directors of the Purchaser authorising the execution by the Purchaser of the Transaction Documents to which it is a party; and

(c) signed versions of any documentation to be executed by the Purchaser or any member of the Purchaser’s Group in relation to the rollover referred to in clause 3.2.

3. At Completion the Purchaser’s Guarantor shall deliver to each Seller:

(a) any power of attorney under which any Transaction Document has been executed; and

(b) a copy of the minutes of a duly held meeting of the directors or written resolutions of the directors of, or written consent of, the Purchaser’s Guarantor authorising the execution by the Purchaser’s Guarantor of the Transaction Documents to which it is a party.

SIGNATORIES

EXECUTED by the Parties as a deed

EXECUTED as a deed by for and on behalf of the Institutional Seller		) ) )
/s/ Bonnie Willkom
Director

in the presence of:

Signature of witness	/s/ Ica Eden

Name of witness	Ica Eden

Address of witness	PO Box 1111

Grand Cayman KY1-1102

Cayman Islands

Occupation of witness	Corporate Admin

[Signature page to SPA]

SIGNED as a deed by or on behalf of David Milner		) ) )
/s/ David Milner
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by or on behalf of Joanne Jones		) ) )
/s/ Joanne Jones
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to SPA]

SIGNED as a deed by or on behalf of Michael Hedges		) ) )
/s/ Michael Hedges
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by or on behalf of Stuart Telford		) ) )
/s/ Stuart Telford
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to SPA]

SIGNED as a deed by or on behalf of Janice Bennett		) ) )
/s/ Janice Bennett
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by or on behalf of Andrew Blain		) ) )
/s/ Andrew Blain
in the presence of:

Signature of witness	/s/ Chris Dobson

Name of witness	Chris Dobson

Address of witness	#####

#####

Occupation of witness	#####

[Signature page to SPA]

SIGNED as a deed by or on behalf of Jochen Krumm		) ) )
/s/ Jochen Krumm
in the presence of:

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by or on behalf of Brendan Harris		) ) )
/s/ Brendan Harris
in the presence of:

Signature of witness	/s/ Marie Winther Bothen

Name of witness	Marie Winther Bothen

Address of witness	#####

#####

Occupation of witness	#####

[Signature page to SPA]

SIGNED as a deed by David Milner as attorney for on behalf of Nicola Milner		) ) )
/s/ David Milner
in the presence of:			Attorney

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by Joanne Jones as attorney for on behalf of Philip Jones		) ) )
/s/ Joanne Jones
in the presence of:			Attorney

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to SPA]

SIGNED as a deed by Michael Hedges as attorney for on behalf of Emma Hedges		) ) )
/s/ Michael Hedges
in the presence of:			Attorney

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

SIGNED as a deed by Stuart Telford as attorney for on behalf of Denise Telford		) ) )
/s/ Stuart Telford
in the presence of:			Attorney

Signature of witness	/s/ Eleanor Gill

Name of witness	Eleanor Gill

Address of witness	Travers Smith LLP

10 Snow Hill

London EC1A 2AL

Occupation of witness	Trainee Solicitor

[Signature page to SPA]

EXECUTED as a deed by for and on behalf of the Purchaser		) ) )
/s/ Thomas Ennis
Director

in the presence of:

Signature of witness	/s/ Brian Goldberg

Name of witness	Brian Goldberg

Address of witness	500 W. Fifth STr.

Suite 1350

Austin, TX 78701

Occupation of witness	CFO

EXECUTED as a deed on behalf of SkinnyPop Popcorn LLC, a company incorporated in Delaware, acting by its member, Amplify Snack Brands, Inc., a company incorporated in Delaware, in turn acting by Thomas Ennis, being a person who, in accordance with the laws of that territory, is acting under the authority of the company		) ) )
/s/ Thomas Ennis
Authorised signatory

[Signature page to SPA]